Exhibit 10.2

NEWMONT MINING CORPORATION

PERFORMANCE PAY PLAN

Adopted by the Board: February 20, 2013

Approved by the Stockholders: April 24, 2013

SECTION 1.	ESTABLISHMENT; PURPOSE

Newmont Mining Corporation (the “Company”) hereby establishes the Newmont Mining Corporation Performance Pay Plan (the “Plan”) for the benefit of certain members of the Company’s senior management team. The purposes of the Plan are to (i) place a significant portion of the compensation of Plan Participants at risk by tying such compensation to specific measurable goals designed to drive shareholder value, and (ii) exempt bonuses paid hereunder from the deduction limitations of Code Section 162(m). The Plan is intended to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of the Participants that will result in financial success for both the stockholders of the Company and the Participants.

SECTION 2.	CERTAIN DEFINITIONS.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following events:

(i) The acquisition in one or a series of related transactions by any individual, entity or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any corporation resulting from such Business Combination, any employee benefit plan (or related trust) of the Company or an Affiliate or any corporation resulting from such Business Combination, or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, such Parent Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, of the Parent Company) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 162(m)” means Section 162(m) of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Code Section 409A” means Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Committee” means a committee comprised of two or more directors, all of whom are “outside directors,” as defined in Treasury Regulation Section 1.162-27(e)(3). In the absence of an explicit Board delegation to the contrary, the Committee shall be the Compensation Committee of the Board.

“Disability” means a condition that causes a Participant to terminate employment with the Company and any Affiliate, and the Participant has immediately begun receiving benefits from the long-term disability plan of the Company.

“Participant” means any member of senior management of the Company who is selected to participate in the Plan for a Performance Period in accordance with Section 4, below.

“Performance Goals” means the specific, measurable goals set by the Committee for any given Performance Period. Performance Goals may include multiple goals and may be based on one or more operational or financial criteria. In setting the Performance Goals for any Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit thereof: (a) net earnings or net income (before or after interest, taxes and/or other adjustments); (b) basic or diluted earnings per share (before or after interest, taxes and/or other adjustments); (c) reserve replacement; (d) book value per share; (e) net revenue or revenue growth; (f) sales; (g) production; (h) costs of production; (i) net interest margin; (j) operating profit (before or after taxes); (k) return on assets, equity, capital, or revenue; (l) cash flow (including, but not limited to, operating cash flow and free cash flow); (m) capital expenditures; (n) share price (including, but not limited to, growth measures and total shareholder return); (o) market capitalization; (p) working capital; (q) expense targets; (r) margins; (s) operating efficiency; (t) measures of economic value added; (u) asset quality; (v) net asset value; (w) enterprise value; (x) employee retention; (y) objective measures of personal performance targets, goals or completion of projects; (z) asset growth; (aa) dividend yield; or (bb) product development, product market share, licensing, mergers, acquisitions, or sales of assets.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a bonus award granted under the terms of the Plan.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

SECTION 3.	ADMINISTRATION.

The Plan shall be administered by the Committee, and the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules for administering the Plan as it may deem necessary to comply with the requirements of the Code, or to conform to any regulation or any change in any law or regulation applicable thereto. The Committee may delegate any of its responsibilities under the Plan other than such responsibilities that are explicitly reserved for Committee action pursuant to Code Section 162(m). The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, and Participants.

SECTION 4.	PERFORMANCE PERIODS; ELIGIBILITY

The Committee may, but need not, establish multiple Performance Periods beginning in any calendar year, with each such Performance Period to extend for such duration as determined by the Committee in its sole and absolute discretion. Within ninety (90) days after the beginning of any such Performance Period, but in no event after twenty-five (25) percent of the Performance Period has elapsed, the Committee shall designate in writing those executives, who are at least at grade level E-4, of the Company who shall be Participants in the Plan for such Performance Period. Only those individuals selected to be Participants shall be eligible to earn bonus awards under the Plan.

SECTION 5.	ESTABLISHMENT OF PERFORMANCE GOALS; DETERMINATION OF AWARDS

5.1 Establishment of Performance Goals; Bonus Formulas. Within ninety (90) days after the beginning of a Performance Period, but in no event after twenty-five (25) percent of the Performance Period has lapsed, the Committee shall establish in writing (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) the formula or methodology for determining the bonus award payable (if any) to each Participant for such Performance Period upon attainment of the specified Performance Goals. Performance Goals must be objective and must satisfy the third-party objectivity standards under Code Section 162(m). Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals shall be adjusted to account for any unusual items or specified events or occurrences during the Performance Period, provided that any such items, events or occurrences are specified in writing at such time and any such adjustments satisfy the third-party objectivity standards of Code Section 162(m). Additionally, the Committee is authorized, at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the awards granted pursuant to this Plan to any Participant for such Performance Period to fail to qualify as “qualified performance-based compensation” under Code Section 162(m), in its discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) the cumulative effect of changes in accounting principles; (vi) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto); (vii) acquisitions, divestitures or discontinued operations; (viii) gains or losses on refinancing or extinguishment of debt; (ix) foreign exchange gains and losses; (x) a change in the Company’s fiscal year and (xi) any other specific unusual events, or objectively determinable category thereof and (xii) any other specific nonrecurring events, or objectively determinable category thereof.

5.2 Certification of Results; Calculation of Bonuses. As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine bonus awards to be paid under the terms of the Plan. Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question. The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied (approved minutes of the Committee may be used for this purpose).

5.3 Committee Discretion to Reduce Awards. The Committee may, in its sole and absolute discretion, reduce the bonus awards to which any Participant is otherwise due for any Performance Period if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase in the bonus award of one or more other Participants for such Performance Period. The Committee has no discretion to increase the bonus award otherwise payable to any Participant for any Performance Period.

5.4 Maximum Awards. The maximum bonus award that may be paid to any Participant for any Performance Period shall be (x) two million five hundred thousand dollars ($2,500,000), multiplied by (y) the number of years (or portion thereof) in the Performance Period.

SECTION 6.	PAYMENT OF AWARDS

Coincident with the Committee’s establishment of Performance Goals for any Performance Period, the Committee shall also establish in writing when bonus awards for such Performance Period (if any) shall be paid, including (but not limited to) the effect that a Participant’s death, Disability, or a Change of Control of the Company, shall have on the payment of such awards. All payment terms shall be intended to comply with Code Section 409A. Payment may be made in the form of cash or Company common stock (including Company common stock that is subject to forfeiture), pursuant to the Company’s 2013 Stock Incentive Compensation Plan, or any successor plan thereto, or any combination thereof, as determined by the Committee in its sole and absolute discretion.

SECTION 7.	GENERAL PROVISIONS.

7.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

7.2 No Contract of Employment. Nothing in this Plan shall confer upon the Participant the right to maintain his relationship with the Company or any affiliate as an employee, nor shall it interfere in any way with any right of the Company, or any such affiliate, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without Cause.

7.3 Amendment and Termination. The Board may from time to time alter, amend, suspend, terminate or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order that the Plan not be subject to the limitations on deductibility contained in Code Section 162(m), or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the bonus amount payable under the Plan at the time of such alteration, amendment, suspension, termination or discontinuance, except as may be required in order to comply with the requirements of Code Section 162(m) or Code Section 409A.

7.4 Section 409A of the Code. This Plan, including any payment terms established in accordance with Section 6, above, is intended to be established, administered and operated in a manner that complies with or is exempt from Code Section 409A. Although the Company intends to administer the Plan so that it complies with or is exempt from the requirements of Code Section 409A, the Company does not warrant that any bonus amount payable under the Plan will not be subject to the tax imposed by Code Section 409A or will otherwise qualify for favorable tax treatment under any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of its participation in the Plan.

7.5 Tax Withholding. The Company shall withhold all applicable taxes from any bonus awards payable hereunder, including any non-U.S., federal, state, and local taxes.

7.6 Applicable Law. This Plan shall be construed in accordance with provisions of the laws of the State of Colorado, without regards to the conflicts of laws provisions of such state.

SECTION 8.	EFFECTIVE DATE; PRIOR PLAN NOT SUSPENDED.

8.1 Effective Date of Plan. This Newmont Mining Corporation Performance Pay Plan was adopted by the Board of Directors on February 20, 2013, to be effective as of April 24, 2013, subject to stockholder approval, and it shall remain in effect, subject to amendment or termination from time to time in accordance with the terms and conditions hereof.

8.2 Stockholder Approval. The Plan will be submitted to the stockholders of the Company for approval as soon as practicable following the adoption of the Plan by the Board. In the event that the Plan is not approved by the affirmative vote of a majority of the shares of the common stock of the Company cast on the issue of approval of the Plan in accordance with the requirements of Code Section 162(m) prior to the end of any Performance Period established hereunder, no bonus award shall be payable pursuant to this Plan for such Performance Period. The Plan will be re-approved by the stockholders of the Company no less than every five (5) years.

8.3 2010 Plans Not Superseded. This Plan does not supersede or otherwise affect the Newmont Senior Executive Compensation Program of Newmont. All awards granted under the foregoing plan remain valid and shall continue to be governed by the provisions of such plan.